Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Civista Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, without par value.	457(c) and 457(f)	984,926	N/A	$23,156,687	$92.70 per $1,000,000.00	$2,146.62

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$23,156,687		$2,146.62

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$2,146.62

(1) Based upon the maximum number of Registrant’s common shares estimated to be issuable in the merger of Comunibanc into Registrant. This number is based on an exchange of Registrant’s common shares as part of the merger consideration for Comunibanc’s common shares outstanding, at a share exchange ratio of 1.1888 of Registrant’s common shares per Comunibanc common share, in accordance with the Agreement and Plan of Merger by and between Registrant, Civista Bank, Comunibanc, and Henry County Bank dated as of January 10, 2022 (the “Merger Agreement”). This number represents the sum of the product of (i) the 1.1888 exchange ratio under the Merger Agreement and (ii) 828,504, which is the number of Comunibanc’s common shares outstanding as of March 29, 2022. The number of shares included in the registration fee table does not include the additional shares that could be issued, upon Registrant’s election, to avoid the termination of the Merger Agreement by Comunibanc due to a decrease below certain specified thresholds of the average price of Registrant’s common shares over a specified period of time, pursuant to the Merger Agreement and described in more detail elsewhere in this Registration Statement. The shares that could be issued in that context cannot be determined at this time.

(2) Estimated in accordance with Rule 457(c), (f)(1) and (f)(3) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of $58.08 (the average of the bid and ask prices of a Comunibanc common shares on The OTC Pink Open Market on March 29 ,2022, multiplied by 828,504, the estimated maximum number of Comunibanc common shares to be canceled upon consummation of the Merger less $24,962,825, the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for Comunibanc common shares in the Merger.

(3) Computed under Rule 457(c) and (f)(1) of the Securities Act of 1933, as amended, at the rate of $92.70 per $1,000,000 of the proposed maximum aggregate offering price.